Exhibit 21.1
Cactus, Inc.
Significant Subsidiaries
 as of December 31, 2025

State or Country
Subsidiary	of Incorporation
Cactus Acquisitions LLC	Delaware
Cactus Companies, LLC	Delaware
Cactus Wellhead, LLC	Delaware
Cactus Wellhead (Suzhou) Pressure Control Co., Ltd.	China
Cactus Wellhead Australia Pty, Ltd	Australia
Cactus Wellhead International I, LLC	Delaware
Cactus Wellhead Vietnam Limited Company	Vietnam
FlexSteel Holdings, LLC	Delaware
FlexSteel USA, LLC	Nevada
Rubiales Consulting, LLC	Delaware
Talon Bridge Holdings, LLC	Delaware
FlexSteel Pipeline Technologies, Ltd.	Canada